EXHIBIT 10.gg

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of the 20th day of August, 1998 (the "date hereof"), by and between SUNBEAM CORPORATION, a Delaware corporation (the "Company"), and David C. Fannin ("Employee").

                                    RECITALS:

         A. The Company and Employee nominally are parties to a certain Employment Agreement dated as of January 20, 1998, as amended by Amendment No.
1 dated as of March 30, 1998 (collectively the "Employment Agreement"). The Company takes the position that such Employment Agreement may not be valid, binding or enforceable against the Company, and Employee takes the position that such Employment Agreement is valid, binding and fully enforceable in all respects. The purpose of this Agreement is to resolve all matters between the Company and Employee without any determination or admission by either party as to whether the Employment Agreement is, or ever was, valid, binding or enforceable, and the parties agree that no provision hereof shall be construed in any manner as evidence of (i) the validity, binding effect or enforceability of the Employment Agreement or (ii) the lack thereof;

         B. The Company and Employee also were, or are, parties to a certain Employment Agreement dated as of July 29, 1996 (the "1996 Agreement"), and they also desire to terminate the 1996 Agreement as part of their Agreement hereunder.

         C. The Company and Employee desire an amicable resolution to their association and to have good relations thereafter and have mutually agreed to the termination of Employee's employment by the Company, upon the further terms and conditions hereof;

         NOW, THEREFORE, in consideration of the Recitals, which are incorporated by reference herein, and the mutual promises, agreements and undertakings set forth below, the Company and Employee, each intending to be legally bound, agree as follows:

         SECTION 1. RESIGNATION AND EFFECTIVE DATE; CONSULTING PERIOD. A. Employee hereby resigns his employment with the Company, effective as of the Effective Date (defined in Section 1B below), and the Employment Agreement and the 1996 Agreement are hereby terminated, effective as of the Effective Date (without any admission or determination as to whether or not the Employment Agreement is, or ever was, valid, binding or enforceable), but subject to the payments to Employee and the performance by the Company of the other obligations of the Company hereunder which by their terms are to be made and performed at or prior to the Effective Date. Employee also hereby resigns, effective the date hereof, any and all elected or appointed offices or directorships (from which he has not already resigned) held by him with the Company and/or any of its subsidiaries or any member of the "Sunbeam Group," as defined below, including without limitation The Coleman Company, Inc. The Company hereby agrees that Employee's separation from the Company is a termination by mutual agreement, without cause. The language of certain provisions of the 1996 Agreement is incorporated by reference in this Agreement, as provided in Sections 6A, 6B and 7 hereof, as a matter of convenience only.

         B. The effective date ("Effective Date") as such term is used in this Agreement, and the date on which Employee's resignation of his employment and the termination of the 1996 Agreement and the Employment Agreement shall be effective, is the date following the day on which Employee's right to revoke this Agreement as set forth in Section 5D hereof expires. Between the date hereof and the

Effective Date, Employee shall continue to receive his salary and benefits and agrees to be available on call for consultation with the Company at all reasonable times, but he shall no longer be required to devote his full time and attention to the business of the Company.

         SECTION 2. PAYMENTS TO EMPLOYEE. The Company shall pay the following to Employee:

A. CASH SEVERANCE PAYMENTS. The Company shall pay to Employee cash severance of $825,000, of which $525,000 shall be paid on the Effective Date and the balance (without interest) in 18 equal monthly installments of $16,667 each, beginning on the first day of October 1998 and continuing on the first day of each month thereafter until paid in full. Such payments shall be subject to all necessary withholding for taxes but such payments shall not otherwise be reduced for any reason.

B. VACATION PAY. On the Effective Date, the Company shall pay to
Employee an amount in cash equal to $77,808 for unused vacation days in the years of 1996, 1997 and 1998. Such payment shall be subject to all necessary withholding for taxes but such payment shall not otherwise be reduced for any reason.

C. EBRP ACCOUNT. On the Effective Date, the Company shall pay to Employee an amount equal to the balance in his Executive Benefit Replacement Plan (otherwise known as the "SERP") account with the Company, which amount is $127,801.14. For this purpose, the Company hereby agrees that Employee shall receive the final approximately four (4) months of service credit for full vesting of Company matching payments under the SERP plan. Such payment shall be subject to withholdings for taxes, but such payment otherwise shall not be reduced for any reason.

D. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for any and all business expenses for which he is entitled to reimbursement under the Company's expense reimbursement policies and procedures in effect on the date hereof. Employee shall submit all expenses for reimbursement within sixty (60) days from the Effective Date, and the Company shall process such expenses for payment promptly upon receipt from Employee.

         SECTION 3. BENEFIT PLANS. Employee's family health, dental and basic life insurance coverages shall be continued at the expense of the Company for 18 months, through and including the last day of the calendar month which is 18 months after the month in which the Effective Date occurs, or until Employee and his family shall be eligible for paid insurance coverages at another place of employment, whichever shall first occur. In the event any of the Company's insurance plans do not permit the Company's continued coverage of Employee and his family, the Company shall reimburse Employee promptly upon request for the cost of acquiring equivalent insurance coverages on his own during such period; provided that the Company's payment for life insurance coverage for Employee shall not exceed $1,200.00 per month. In the event Employee shall not be eligible for other such insurance coverages at the end of such 18 month period, he shall be entitled for an additional period of 18 months to continue family insurance coverages at his own expense under the provisions of COBRA.

         SECTION 4.  STOCK OPTIONS AND RESTRICTED STOCK.

A. Employee is vested in certain stock options, as set forth on EXHIBIT A attached hereto and incorporated by reference herein. Since Employee has been an executive officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, and since the Company's Stock Option Plan provides that Section 16 officers shall have three (3) years following termination of employment within which to exercise their options, Employee shall have a period of three (3) years from the Effective Date in which to exercise such stock options; provided, however, that Employee shall not exercise any such stock options during the period beginning on the Effective Date and ending on the sixth month anniversary of the Effective Date.

B. The option to acquire up to 750,000 shares of the Company's common stock (both the vested and the unvested portion thereof) granted to Employee on February 1, 1998 is hereby forfeited and terminated by agreement of the parties as of the Effective Date and the payment of the amounts payable to Employee on the Effective Date, pursuant to Section 2A above.

C. Employee holds the number of shares of formerly restricted stock set forth on EXHIBIT A attached hereto and has heretofore received from the Company all tax gross-up payments required with respect to such restricted shares. On the Effective Date and the payment of the amounts payable to Employee on the Effective Date, pursuant to Section 2A above, Employee shall forfeit all other rights to restricted shares purportedly granted pursuant to the Employment Agreement and shall deliver to the Company all documentation in his possession, if any, representing such forfeited shares.

D. Employee acknowledges that he is hereby forfeiting the aforesaid options and restricted stock, as set forth in Sections 4B and 4C above, purportedly granted pursuant to the Employment Agreement (without any admission or determination as to whether or not the Employment Agreement is, or ever was, valid, binding or enforceable), and he does so freely and willingly in consideration of the other compensation and benefits provided to him hereunder.

         SECTION 5. RELEASES. A. In consideration of the payments and other benefits to be provided to Employee hereunder, Employee hereby RELEASES and FOREVER DISCHARGES the Company and its subsidiaries and their respective predecessors, officers, directors, shareholders, agents, employees, legal representatives, successors, trustees, fiduciaries and assigns (individually and collectively the "Sunbeam Group"), of and from (and does hereby WAIVE), any and all rights, claims, grievances, arbitrations, or causes of action which Employee has asserted, could assert, or which could be asserted on his behalf relating to his hiring, employment with the Company prior to the date of execution and delivery of this Agreement, his separation from such employment or post-employment benefits, and under any federal, state or local law, ordinance, regulation or rule. Employee also WAIVES ANY AND ALL RIGHTS under the laws of any jurisdictions in the United States that would limit the foregoing release and waiver. Employee recognizes that, among other things, he is releasing the Sunbeam Group, of and from any and all claims he might have against it, or any of them, for pain and suffering, emotional distress, compensatory and punitive damages and for employment discrimination based on age (including claims under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA")or comparable state laws), sex, national origin, race or color, mental or physical handicap or disability, or religious belief under both federal and any similar state or local laws. Employee hereby expressly waives and releases any right to reinstatement by the Sunbeam Group. Employee also COVENANTS NOT TO SUE the Sunbeam Group, or any of them, for any of the matters covered by this Section 5.

B. There is excepted from the scope of this Release and Covenant not to Sue any and all claims which Employee may have (i) under this Agreement (including claims for indemnification from the Company, as provided in Section 6A below) and (ii) any claim, cross claim or counterclaim which Employee may have against the Company's former Chairman and CEO, Albert J. Dunlap, or its former Executive Vice President and CFO, Russell A. Kersh.

C. Employee acknowledges that neither Sunbeam nor any member of the Sunbeam Group is releasing Employee hereby from any claim or cause of action; however, the Company hereby agrees, effective on the Effective Date, that if the Company or any of its subsidiaries or affiliates asserts in writing any claim for damages or alleged wrongdoing against Employee for any cause or reason whatsoever, Employee's release of the Company, as set forth in Section 5A hereof, shall automatically be void and of no effect, without any requirement that Employee return to the Company any of the consideration provided to him for such release.

D. EMPLOYEE ACKNOWLEDGES THAT THE COMPANY HAS GIVEN HIM ADEQUATE TIME WITHIN WHICH TO CONSIDER THIS AGREEMENT AND HAS ADVISED HIM IN WRITING TO CONSULT WITH COUNSEL BEFORE SIGNING THIS AGREEMENT, AND EMPLOYEE HAS CONSULTED WITH COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE UNDERSTANDS AND THAT HE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

         THE PARTIES FURTHER ACKNOWLEDGE THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, I.E. ON OR BEFORE August 27, 1998, EMPLOYEE MAY REVOKE THIS AGREEMENT. SUCH REVOCATION SHALL BE MADE IN WRITING AND DELIVERED TO THE GENERAL COUNSEL OF THE COMPANY BY THE CLOSE OF BUSINESS ON SUCH DATE. IF NOT REVOKED ON OR BEFORE SUCH DATE, THIS AGREEMENT SHALL THEREAFTER BE IRREVOCABLE.

         SECTION 6.  INDEMNIFICATION; D&O INSURANCE COVERAGE; CONSULTING.

A. The Company hereby affirms to Employee that the indemnification provisions in Section 11 of the 1996 Agreement shall continue in effect in perpetuity, and such provisions are incorporated by reference herein and shall survive the termination of the 1996 Agreement. The Company further affirms that Employee has been and will continue to be entitled to indemnification for his service as an officer, employee and director of any and all subsidiaries and affiliates of the Company (including without limitation The Coleman Company, Inc.) to the fullest extent permitted by Delaware Law, and the Certificate of Incorporation and Bylaws of the Company, including the right (upon providing the required undertaking to the Company) to be advanced fees and expenses for the defense of any proceedings prior to the final disposition of such proceedings as set forth above.

B. The Company shall continue to provide Employee with directors and officers (D&O) insurance coverage comparable in all respects to that provided from time to time to the Company's directors and officers for such period of time as will cover any applicable statute of limitation on actions which could be brought against Employee, arising out of his service as an employee, officer and director of the Company or any affiliate of the Company or of the Sunbeam Group.

C. The Company believes that it will need to consult with Employee from time to time, and will need Employee's full cooperation in connection with legal matters (including litigation, proceedings, claims, investigations and inquiries) involving or relating to the Company and the members of the Sunbeam Group and to events or circumstances occurring or existing during Employee's employment with the Company. Employee hereby agrees to consult from time to time and to fully cooperate with the Company and to provide to the Company any and all documents and information in his possession as requested by the Company from time to time and related to such matters; provided that such consultation, cooperation and providing of documents and information shall not unreasonably interfere with any other occupation in which Employee is engaged, and provided further that (1) Employee shall be promptly reimbursed by the Company the amount of out of pocket expenses reasonably incurred by him in providing such cooperation, consulting, providing of documents and information and (2) Employee shall have access to the files and records of the Company as reasonably required for him to provide such consulting services. In consideration of Employee's agreement, the Company shall pay to Employee $250,000, payable in 18 monthly installments (without interest) of $13,889 each, beginning on the first day of October 1998 and continuing on the first day of each calendar month thereafter until paid in full. Such payments shall be subject to all necessary withholding for taxes, but such payments otherwise shall not be reduced for any reason.

         SECTION 7. AGREEMENT AS TO SECTION 280G; OTHER PROVISIONS OF THE EMPLOYMENT AGREEMENT INCORPORATED HEREIN. The parties believe that Section 280G of the Internal Revenue Code is not applicable to the payments and benefits provided to Employee pursuant to this Agreement, and each party shall file its or his tax returns consistent with this understanding. In the event, however, that the Internal Revenue Service should take a contrary position, the Company hereby agrees that the gross -up provisions of Section 8 of the 1996 Agreement are incorporated by reference herein and shall be applicable to such situation, but without prejudice to the Company's right to challenge such position of the Internal Revenue Service. In addition, the Non-Mitigation provisions of Section 9 of the 1996 Agreement are incorporated by reference as if set forth at length herein and shall survive the termination of the 1996 Agreement. The parties also hereby incorporate by reference the Confidentiality and Noncompetition provisions of Section 10 of the 1996 Agreement, and Employee expressly acknowledges his obligations of Confidentiality and Noncompetition thereunder from and after the date hereof. In consideration of Employee's agreement to be bound by the provisions of Section 10 of the 1996 Agreement for a total period of three (3) years from the Effective Date, the Company shall pay to Employee $50,000, payable in 18 monthly installments (without interest) of $2,778 each, beginning on the first day of October 1998 and continuing on the first day of each calendar month thereafter until paid in full. Such payments shall be subject to all necessary withholding for taxes but such payments otherwise shall not be reduced for any reason.

         SECTION 8.  MISCELLANEOUS.

a. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company shall require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

b. Any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.

c. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

d. All discussions, correspondence, understandings and agreements heretofore made between the parties are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement between the parties with respect to the subject matter hereof (except for provisions of the 1996 Agreement which are specifically referred to or incorporated by reference herein), and the same is entered into with neither party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement. Any modification of this Agreement may be made only by a written agreement signed by both of the parties to this Agreement.

e. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

f. This Agreement may be signed in counterparts, each of which shall constitute an original hereof.

g. Nothing contained herein shall inure to the benefit of any third party, and nothing contained herein shall serve as an admission by the Company as to the enforceability of the Employment Agreement or any similar employment agreement entered into with any other employee of the Company. Rather, this Agreement constitutes the settlement and compromise of certain claims, with each party voluntarily surrendering certain rights and incurring certain obligations in compromise of other rights and obligations.

h. Any press release or press statement regarding Employee's separation from employment by the Company shall reflect the amicable nature of Employee's separation and that Employee is leaving the Company voluntarily or by mutual agreement.

i. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in the State of Florida under the rules of the American Arbitration Association ("AAA") as the sole and exclusive remedy of either party, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction in the State of Florida or elsewhere. The costs of the arbitration shall be borne as determined by the arbitrator(s); PROVIDED, HOWEVER, that if the Company's position is not substantially upheld, as determined by the arbitrator(s), the expenses of Employee (including without limitation, fees and expenses payable to the AAA and the arbitrator(s), fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of Employee in attending the hearings, costs in connection with obtaining and presenting evidence and costs of transcribing the proceedings), as determined by the arbitrator(s), shall be reimbursed to him by the Company. Notwithstanding the foregoing, the parties agree that nothing contained herein shall preclude the Company from bringing an action in a court of competent jurisdiction (whether prior to or during any arbitration proceedings) seeking to enforce specifically Employee's obligations of confidentiality and noncompetition by means of seeking an injunction or other equitable relief.

j. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by recognized courier service (such as UPS, FedEx or similar service) with signature required, addressed as follows:

                  If to Employee:

                  David C. Fannin
                  3900 Galt Ocean Drive
                  Apartment #1601
                  Playa del Mar
                  Fort Lauderdale, FL 33308

                  If to the Company:

                  Sunbeam Corporation
                  1615 South Congress Avenue
                  Delray Beach, FL 33445
                  Attn: Chairman of the Board

or to such other address as either party may have furnished to the other in writing in accordance with the notice provisions hereof. Notices of change of address shall be effective only upon actual receipt.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below and as of the date and year first above written.

EMPLOYEE                                             SUNBEAM CORPORATION

/s/ DAVID C. FANNIN                                  /s/ SUNBEAM CORPORATION
-----------------------                              -------------------------
 DAVID C. FANNIN                                     By: /s/ PETER LANGERMAN
                                                     -------------------------
                                                     Its: Chairman of the Board
Date: August 20, 1998                                Date: August     , 1998

                                    EXHIBIT A

         Employee is fully vested in the following stock options, at the exercise prices noted:

        OPTIONS TO ACQUIRE                 EXERCISE PRICE           GRANT DATE
        ------------------                 --------------           ----------
        60,000  shares                      $21.42                 Jan. 1, 1994
        75,000  shares                       15.32                 July 29, 1996
        42,000  shares                       14.39                 Nov. 1, 1995
        23,000  shares                       14.94                 Nov. 21, 1995



                                      STOCK

         Employee holds the following shares of stock, formerly restricted, and currently subject to no restriction (other than any restrictions which may be imposed by applicable securities laws):

         14,833 shares